UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2007

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (973) 691-1300

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

        On August 6, 2007, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and six months ended June 30, 2007.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

            (d)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 6, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 6, 2007

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: August 6, 2007	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES ANNOUNCES SECOND QUARTER
2007 REVENUE AND EARNINGS IN LINE WITH GUIDANCE

Flanders, NJ, August 6, 2007 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurements and macro-defect inspection during integrated circuit manufacturing, today announced financial results for the second quarter ended June 30, 2007.

Highlights for the second quarter include:

  Revenue of $47.7 million
  Earnings per share at $0.19
  Cash and marketable securities reach record high at $115.8 million
  Record nine new products showcased at Semicon West

Discussing the second quarter results, Paul F. McLaughlin, Chairman and Chief Executive Officer, commented, "I am pleased with our second quarter performance as we executed to plan with earnings and cash continuing to be positive highlights, while revenues came in at the middle of our range. In addition, we are excited about the long term prospects of the nine new products we recently introduced and then showcased at Semicon West in July."

The Company's 2007 second quarter revenue totaled $47.7 million, a 1% decrease compared to $48.4 million for the first quarter 2007. During both the first and second quarters of 2007, international sales represented approximately 80% of revenue while domestic sales accounted for approximately 20%. Over 70% of the Company's 2007 second quarter tool revenue was sold to front-end semiconductor customers, 15% was sold to back-end semiconductor customers, and the remainder was sold to other markets.

Second quarter net income, totaled $5.5 million, or $0.19 per share, compared to $5.6 million or $0.19 per share for the 2007 first quarter.

Second quarter gross margin was 52% compared to 54% for the 2007 first quarter. The decrease in margin was primarily due to a decrease in software product and licensing revenue which has higher margins than tool sales.

Research and development (R&D) expenses for the second quarter of 2007 totaled $8.1 million, compared to $8.7 million in the first quarter of 2007. As a percentage of revenue, R&D was 17% of revenue in the second quarter of 2007 and 18% in the first quarter of 2007. The decrease in R&D in absolute dollars was primarily due to reduced compensation cost, lower headcount and a decrease in project costs.

Selling, general and administrative (S,G&A) expenses totaled $8.8 million in both the first and second quarters of 2007. S,G&A was 18% of revenue in both periods.

The 2007 second quarter effective tax rate was 30%.

Balance Sheet Strength

At June 30, 2007, the Company's cash and marketable securities reached a new record high of $115.8 million. Working capital increased $8.2 million from $212.2 million at March 31, 2007 to $220.4 million as of June 30, 2007.

Conference Call

Rudolph Technologies will discuss its fiscal 2007 second quarter results, fiscal 2007 third quarter guidance, along with its outlook for the remainder of fiscal 2007, on a conference call it is hosting today at 4:45 PM ET. A live webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development, manufacture and support of high-performance process control metrology, defect inspection and data analysis systems used by semiconductor device manufacturers. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market. Rudolph has enhanced the competitiveness of its products in the marketplace by anticipating and addressing many emerging trends driving the semiconductor industry's growth. Rudolph's strategy for continued technological and market leadership includes aggressive research and development of complementary metrology and inspection solutions. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "would," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of those words and other comparable words. Rudolph wishes to take advantage of the "safe harbor" provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond the control of Rudolph. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) cyclicality of the semiconductor industry; (2) customer concentration; (3) introduction of new products by Rudolph's competitors; (4) sole or limited sources of supply; (5) revenues may be lower than expected; (6) costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected; (7) the industry may be subject to future regulatory or legislative actions that could adversely affect the company; (8) the impact of a slowdown in the overall economy; (9) uncertainty of the current global political environment; (10) the potential for terrorist attacks; (11) changes in customer demands for our existing and new products, and the timing, cancellation or delay of customer orders and shipments; (12) the timing of revenue recognition of shipments and services provided; (13) changes in or an inability to execute our business strategy; (14) unanticipated manufacturing or supply problems and (15) changes in tax rules. Rudolph cannot guarantee future results, levels of activity, performance, or achievements. Additional factors that may affect the future results of Rudolph are set forth in its Form 10-K report for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.sec.gov, the SEC's website, and at the Company's website which is http://www.rudolphtech.com. These factors are updated from time to time through the filing of reports and registration statements with the SEC. Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

    Investors:
    Steven R. Roth
    973.448.4302
    steven.roth@rudolphtech.com

    Trade Press:
    Virginia Becker
    952.259.1647
    virginia.becker@rudolphtech.com

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets
Cash and marketable securities	$ 115,773	$ 106,193
Accounts receivable, net	60,145	65,373
Inventories	60,615	55,433
Prepaid and other assets	9,769	9,745
Total current assets	246,302	236,744
Property, plant and equipment, net	16,087	16,882
Intangibles	180,168	182,577
Other assets	4,032	4,283
Total assets	$ 446,589	$ 440,486

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 13,084	$ 18,966
Other current liabilities	12,785	17,338
Total current liabilities	25,869	36,304
Non-current liabilities	13,802	11,306
Total liabilities	39,671	47,610
Stockholders' equity	406,918	392,876
Total liabilities and stockholders' equity	$ 446,589	$ 440,486

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($000) - (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Revenues	$ 47,730	$ 56,692	$ 96,086	$ 88,540
Cost of revenues	22,880	27,001	44,986	49,600
Gross profit	24,850	29,691	51,100	38,940
Operating expenses:
Research and development	8,137	7,903	16,814	13,645
In-process research and development	-	-	-	9,900
Selling, general and administrative	8,764	8,468	17,539	15,022
Amortization	1,123	1,125	2,249	1,797
Total operating expenses	18,024	17,496	36,602	40,364
Operating income (loss)	6,826	12,195	14,498	(1,424)
Interest income and other, net	923	801	1,956	1,513
Provision for income taxes	2,298	5,005	5,439	3,844
Net income (loss)	$ 5,451	$ 7,991	$ 11,015	$ (3,755)

Net income (loss) per share:

Basic	$ 0.19	$ 0.28	$ 0.38	$ (0.15)
Diluted	$ 0.19	$ 0.28	$ 0.38	$ (0.15)

Weighted average shares outstanding:

Basic	29,108	28,638	29,071	25,620
Diluted	29,312	28,943	29,270	25,620

###